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EXHIBIT 3.1

FORM OF RESTATED CERTIFICATE OF INCORPORATION
OF
ANDREW CORPORATION

[Incorporated on November 21, 1986]

        ANDREW CORPORATION a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

        FIRST: Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the "Delaware Law"), the Certificate of Incorporation, as amended, of ANDREW CORPORATION, a Delaware corporation (the "Corporation"), is hereby restated to read in its entirety as follows:

RESTATED CERTIFICATE OF INCORPORATION

        Article 1.    The name of the Corporation is ANDREW CORPORATION

        Article 2.    The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is the Corporation Service Company.

        Article 3.    The nature of the business and the objects and purposes to be conducted or promoted by the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

        Article 4.    (a) The total number of shares of stock which the corporation shall have authority to issue is Four Hundred Million (400,000,000) shares of common stock, at $.01 par value and One Million (1,000,000) shares of Series A 7.75% Convertible Preferred Stock, at no par value.

          (b)   Holders of Common Stock have one vote in respect of each share held by them.

          (c)   The Series A 7.75% Convertible Preferred Stock shall have the powers, designations, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

        1.    Definitions. As used herein, in addition to those terms otherwise defined herein, the following terms shall have the following meanings:

          (a)   "Accumulated Automatic Conversion Ratio Increases" shall mean, as of any date, any accumulated automatic increases to the Conversion Ratio that may occur pursuant to Section 6 (g)(ii), as such increases may be equitably adjusted from time to time pursuant to Section 16 (d).

          (b)   "Board of Directors" shall mean the Board of Directors of the Corporation or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

          (c)   "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the city of New York are authorized or required by law or executive order to close.

          (d)   "Change of Control" shall mean any of the following events:

      (i)
      the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Corporation's assets (determined on a consolidated basis) to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act);

      (ii)
      the Corporation consolidates with or merges into any other Person or conveys, transfers or leases all or substantially all its assets to any Person, or permits any Person to consolidate with or merge into, or transfer or lease all or substantially all its properties to, the Corporation, and the surviving company, successor, transferee or lessee is not organized under the laws of the United States or any political subdivision thereof;

      (iii)
      the adoption of a plan the consummation of which would result in the liquidation or dissolution of the Corporation;

      (iv)
      the acquisition, directly or indirectly, by any Person or group (as such term is used in Section 13 (d)(3) of the Exchange Act), of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the aggregate voting power of the Voting Stock of the Corporation; or

      (v)
      during any period of two consecutive years, individuals who at the beginning of such period composed the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Corporation was approved by a vote of 66 2/3% of the directors of the Corporation then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

          (e)   "Change of Control Date" shall mean the date on which a Change of Control event described in Section 1(d) occurs.

          (f)    "Common Stock" shall mean the common stock, par value $0.01 per share, of the Corporation, or any other class of stock resulting from successive changes or reclassifications of such common stock consisting solely of changes in par value, or from par value to no par value, or as a result of a subdivision, combination, or merger, consolidation or similar transaction in which the Corporation is a constituent corporation.

          (g)   "Conversion Price" shall mean, initially, $4.338 per share of Common Stock, subject to adjustment from time to time as set forth in Section 8.

          (h)   "Conversion Ratio" shall mean the number of shares of Common Stock into which each share of the Series A Preferred Stock may be converted at any time pursuant to and in accordance with an applicable voluntary or mandatory conversion provision of this Certificate of Incorporation, and shall equal (x) the Liquidation Preference divided by the Conversion Price applicable upon such conversion, plus (y) Accumulated Automatic Conversion Ratio Increases, if any, through the conversion date.

          (i)    "Dividend Payment Date" shall mean February 15, May 15, August 15 and November 15 of each year, commencing                        15, 2003, or, if any such day is not a Business Day, the next succeeding Business Day.

          (j)    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          (k)   "Holder" shall mean a holder of record of an outstanding share or shares of the Series A Preferred Stock.

          (l)    "Issue Date" shall mean the original date of issuance of shares of the Series A Preferred Stock.

          (m)  "Junior Stock" shall mean the Common Stock and each other class of capital stock or series of preferred stock of the Corporation established by the Board of Directors after the Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Series A Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation.

          (n)   "Liquidation Parity Stock" shall mean Parity Stock the terms of which expressly provide that it will rank on parity with the Series A Preferred Stock as to rights upon the liquidation, winding-up or dissolution of the Corporation.

          (o)   "Liquidation Preference" shall mean, with respect to each share of the Series A Preferred Stock, $50.00, subject to equitable adjustment from time to time pursuant to Section 16 (d).

          (p)   "Market Value" shall mean the average closing price of a share of the Common Stock for a five consecutive Trading Day period on the NNM (or such other national securities exchange or automated quotation system on which the Common Stock is then listed or authorized for quotation or, if the Common Stock is not so listed or authorized for quotation, an amount determined in good faith by the Board of Directors to be the fair value of the Common Stock).

          (q)   "NNM" shall mean the NASDAQ National Market.

          (r)   "Officer" shall mean the Chairman of the Board of Directors, the President, any Vice President, the Treasurer, the Secretary or any Assistant Secretary of the Corporation.

          (s)   "Officers' Certificate" shall mean a certificate signed by two duly authorized Officers.

          (t)    "Opinion of Counsel" shall mean a written opinion from legal counsel acceptable to the Transfer Agent. The counsel may be an employee of or counsel to the Corporation or the Transfer Agent.

          (u)   "Parity Stock" shall mean any class of capital stock or series of preferred stock established by the Board of Directors after the Issue Date, the terms of which expressly provide that such class or series will rank on parity with the Series A Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation.

          (v)   "Person" shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

          (w)  "Record Date" shall mean, with respect to a Dividend Payment Date, the 15th calendar day prior thereto, or such other date designated by the Board of Directors with respect to a Dividend Period.

          (x)   "SEC' shall mean the Securities and Exchange Commission.

          (y)   "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          (z)   "Senior Stock" shall mean each class of capital stock or series of preferred stock established by the Board of Directors after the Issue Date, the terms of which expressly provide that such class or series will rank senior to the Series A Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation.

          (aa) "Trading Day" shall mean any day on which the Common Stock is traded for any period on the NNM (or such other national securities exchange or automated quotation system on which the Common Stock is then listed or authorized for quotation).

          (bb) "Transfer Agent" shall mean Computershare Investor Services, the Corporation's duly appointed transfer agent, registrar, redemption, conversion and dividend disbursing agent for the Series A Preferred Stock and transfer agent and registrar for any Common Stock issued upon conversion of or in payment of any portion of a dividend on shares of the Series A Preferred Stock, or any successor duly appointed by the Corporation.

          (a)   "Underwriting Agreement" shall mean that certain Underwriting Agreement with respect to the public offering of the Series D Preferred Stock of Allen Telecom, Inc., dated as of March 14, 2002, among the Allen Telecom, Inc., Bear, Stearns & Co. Inc., McDonald Investments Inc., A.O. Edwards & Sons, Inc., Needham & Company, Inc. and H.C. Wainwright & Co., Inc.

          (cc) "Voting Stock" shall mean, with respect to any Person, securities of any class or classes of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of contingency) to vote in the election of members of the Board of Directors or other governing body of such Person. For purposes of this definition, "Capital Stock" shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of corporate stock or partnership interests and any and all warrants, options and rights with respect thereto (whether or not currently exercisable), including each class of common stock and preferred stock of such Person.

        2.    Ranking. The Series A Preferred Stock will, with respect to dividend rights and rights upon the liquidation, winding-up or dissolution of the Corporation, rank (a) senior to all Junior Stock, (b) on parity with all Parity Stock and (c) junior to all Senior Stock.

        3.    Liquidation Rights.

          (a)   In the event of any liquidation, winding-up or dissolution of the Corporation, whether voluntary or involuntary, each Holder shall, subject to the prior rights of any holders of Senior Stock, be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its stockholders the Liquidation Preference for each outstanding share of the Series A Preferred Stock held by such Holder, in preference to the holders of, and before any payment or distribution is made on (or any setting apart for any payment or distribution), any Junior Stock, including, without limitation, on any Common Stock. After the payment to the Holders of the Liquidation Preference for each outstanding share of the Series A Preferred Stock, the Holders shall not be entitled to convert any share of the Series A Preferred Stock into Common Stock and shall not be entitled to any further participation in distributions of, and shall have no right or claim to, any of the remaining assets of the Corporation in respect of the shares of the Series A Preferred Stock.

          (b)   Upon any liquidation, winding-up or dissolution of the Corporation, whether voluntary or involuntary, the Corporation shall not pay to the Holders, and no Holder shall be entitled to, any additional amount per share of the Series A Preferred Stock in excess of the Liquidation Preference to compensate any such Holder for any Accumulated Automatic Conversion Ratio Increases through the date of liquidation, winding-up or dissolution.

          (c)   Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, other securities or other consideration) of all or substantially all the assets or business of the Corporation (other than in connection with the voluntary or involuntary liquidation, winding-up or dissolution of the Corporation) nor the merger or consolidation of the Corporation into or with any other Person shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, for the purposes of this Section 3.

          (d)   In the event the assets of the Corporation legally available for distribution to the Holders upon any liquidation, winding-up or dissolution of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to Section 3(a), no such distribution shall be made on account of any shares of Liquidation Parity Stock upon such liquidation, winding-up or dissolution unless proportionate distributable amounts shall be paid with equal priority on account of the Series A Preferred Stock, ratably, in proportion to the full distributable amounts for which Holders and holders of any Liquidation Parity Stock are entitled upon such liquidation, winding-up or dissolution.

        4.    Voting; Amendments.

          (a)   The shares of the Series A Preferred Stock shall have no voting rights except as set forth in Section 4(b) and 4(c) or as otherwise required by Delaware law from time to time. In exercising the voting rights set forth in Section 4(b) and 4(c), each Holder shall be entitled to one vote for each share of the Series A Preferred Stock held by such Holder.

          (b)   So long as any shares of the Series A Preferred Stock remain outstanding, unless a greater percentage shall then be required by law, the Corporation shall not, without the affirmative vote or written consent of the Holders (voting or consenting separately as one class) of at least 66 2/3% of the outstanding shares of the Series A Preferred Stock, authorize, increase the authorized amount of, reclassify any authorized capital stock or the Corporation into, or issue, any shares of any class or series of Senior Stock (or any security convertible into or exchangeable or exercisable for Senior Stock), or adopt amendments to the Certificate of Incorporation or the by-laws of the Corporation, that would materially affect the existing terms of the Series A Preferred Stock. Notwithstanding the foregoing, except as otherwise required by law, the Corporation may, without the consent of any Holder, authorize, increase the authorized amount of, or issue shares of Parity Stock or Junior Stock, and in taking such actions the Corporation shall not be deemed to have materially adversely affected the existing terms of the Series A Preferred Stock. In addition, the Corporation may, without the consent of any Holder, enter into a Transaction, as described in Section 9(i), in which the outstanding shares of the Series A Preferred Stock become convertible into securities other than the Common Stock, cash or other property, or consolidate with or merge into any other Person or convey, transfer or lease all or substantially all its assets to any Person or permit any Person to consolidate with or merge into, or transfer or lease all or substantially all its properties to, the Corporation, as described in Section 12.

          (c)   So long as at least 100,000 shares of the Series A Preferred Stock remain outstanding:

      (i)
      If, for each of six consecutive Dividend Periods, the Corporation fails to pay in cash, shares of Common Stock or a combination of cash and shares of Common Stock, the full dividend amount payable to the Holders with respect to such dividend Period pursuant to Sections 6(a) and 6(b), then the Holders, voting separately as one class, will be entitled at the next regular or special meeting of stockholders of the Corporation to elect one additional director of the Corporation. Effective immediately prior to the election of such additional director, the number of directors that compose the Board of Directors shall be increased by one director.

      (ii)
      The Holders may exercise the voting rights set forth in Section 4(c) (i) at any special meeting of the Holders held for such purpose, which may be called in accordance with the Corporation's by-laws or as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at each such annual meeting until such time as fewer than 100,000 shares of the Series A Preferred Stock are outstanding, such time as the outstanding shares of the Series A Preferred Stock have been mandatorily converted or redeemed, or the liquidation, winding-up or dissolution of the Corporation, whichever is earliest, at which time such voting rights and the term of any director elected pursuant to this Section 4(c) shall automatically terminate.

      (iii)
      At any time when the voting rights set forth in Section 4(c)(i) shall have vested in the Holders, an Officer of the Corporation may call, and, upon written request of the Holders of at least twenty-five percent (25%) of the outstanding shares of the

        Series A Preferred Stock, addressed to the Secretary of the Corporation, shall call a special meeting of the Holders. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Corporation, or, if none, at a place designated by the Board of Directors. Notwithstanding the provisions of this Section 4(c)(iii), no such special meeting shall be called during a period within the 60 days immediately preceding the date fixed for the next annual meeting of stockholders in which such case, the election of directors pursuant to Section 4(c) shall be held at such annual meeting of stockholders.

      (iv)
      At any meeting held for the purpose of electing directors at which the Holders voting separately as one class shall have the right to elect a director as provided in this Section 4(c), the presence in person or by proxy of the Holders of more than fifty percent (50%) of the then outstanding shares of the Series A Preferred Stock shall be required and shall be sufficient to constitute a quorum of such class for the election of a director by such class. The director candidate that receives the highest number of affirmative votes of the outstanding shares of the Series A Preferred Stock will be elected.

      (v)
      Any director elected pursuant to the voting rights set forth in this Section 4(c) shall hold office until the next annual meeting of stockholders (or his or her earlier death, resignation or removal), unless such term has previously automatically terminated pursuant to Section 4(c)(ii)) and any vacancy in respect of any such director shall be filled only by the Holders at a special meeting called in accordance with the procedures set forth in this Section 4(c), or, if no such special meeting is called, at the next annual meeting of stockholders. The Holders shall be entitled to remove any director elected pursuant to this Section 4(c) without cause at any time and replace such director as provided in this Section 4(c).

        5.    Dividends; Automatic Conversion Ratio Increases.

          (a)   Subject to the rights of any holders of Senior Stock or Parity Stock, each Holder will be entitled to receive, when, as and if declared by the Board of Directors, out of assets of the Company legally available therefor, dividends on each share of the Series A Preferred Stock at a rate per annum equal to 7.75% of the Liquidation Preference, or $3.875 per share annually (or $0.96875 per share in a full quarterly dividend period), payable quarterly in arrears on each Dividend Payment Date, to the Holders at the close of business on the Record Date immediately preceding the relevant Dividend Payment Date.

          (b)   Dividends on the outstanding shares of the Series A Preferred Stock will be payable from the most recent Dividend Payment Date or, in the case of the dividend payable on                    15, 2003, from the Issue Date (each such period, a "Dividend Period"). Dividends payable on the Series A Preferred Stock with respect to any period other than a full Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. If a Dividend Payment Date is not a Business Day, payment of dividends shall be made on the next succeeding Business Day.

          (c)   In the event that the Board of Directors declares a dividend with respect to a Dividend Period in an amount less than the full amount payable to the Holders with respect to such Dividend Period pursuant to Sections 5(a) and 5(b) (such lesser amount, a "Partial Dividend"), such Partial Dividend shall be distributed to the Holders on a pro rata basis with respect to the outstanding shares of the Series A Preferred Stock.

          (d)   Any dividend on the Series A Preferred Stock shall be, at the option of the Corporation, payable in cash, in shares of Common Stock or in a combination of cash and shares of Common Stock. The Corporation may not elect to pay any portion of the dividend with respect to any Dividend Period in shares of Common Stock unless the covenants set forth in Sections 15(f), 15(g), 15(h) and 15(i) shall have been satisfied with respect to all of the shares of Common Stock to be issued in payment thereof ("Dividend Common Stock"). If the Corporation elects to pay any portion of a dividend in Common Stock:

      (i)
      The Corporation shall furnish written notice of such election by issuing a press release for publication on the PR Newswire or an equivalent newswire service, if required by and in accordance with the federal securities laws or the rules of any stock exchange on which the Series A Preferred Stock or the Common Stock is then listed or traded, and in any case by first class mail to each Holder or by publication (with subsequent prompt notice by first class mail to each Holder), at least ten days in advance of the Record Date for the relevant Dividend Payment Date.

      (ii)
      The number of shares of Common Stock to be issued as a dividend on the applicable Dividend Payment Date per share of the Series A Preferred Stock will be determined by dividing (w) the difference between the total declared dividend amount per share of the Series A Preferred Stock to be paid with respect to the applicable Dividend Period and the amount of the cash dividend, if any, to be paid per share of the Series A Preferred Stock with respect to such Dividend Period, by (x) the applicable Discounted Current Market Value of the Common Stock. The "Discounted Current Market Value" of a share of the Common Stock with respect to a Dividend Payment Date shall equal the product of (y) 95% and (z) the average closing price of a share of the Common Stock on the NNM (or such other national securities exchange or automated quotation system on which the Common Stock is then listed or authorized for quotation or, if the Common Stock is not so listed or authorized for quotation, an amount determined in good faith by the Board of Directors to be the fair value of the Common Stock) for the ten consecutive Trading Day period ending on and including the fifth Trading Day before such Dividend Payment Date.

      (iii)
      No fractional shares of Common Stock shall be issued in payment of any dividend on the Series A Preferred Stock. The Transfer Agent is hereby authorized to aggregate any fractional shares of Common Stock that would otherwise be distributable as Dividend Common Stock, to sell them at the best available price and to distribute the proceeds to the Holders in proportion to their respective interests. The Corporation shall reimburse the Transfer Agent for any expenses incurred with respect to such sale, including brokerage commissions. If the sale by the Transfer Agent of such aggregated fractional shares of Common Stock would be restricted, the Corporation shall agree with the Transfer Agent on other appropriate arrangements for the cash realization of such fractional shares of Common Stock. If the Corporation is precluded from paying cash in lieu of fractional shares to the Holders on the Dividend Payment Date, such failure shall not trigger an automatic increase in the Conversion Ratio pursuant to Section 5(g)(ii), and the Corporation shall, when it becomes legally and contractually able to, pay to the Holders such cash in lieu of fractional shares.

          (e)   The Corporation will not declare, pay or set apart any sum for the payment of any dividend or other distribution in respect of any Parity Stock or Junior Stock, unless the Board of Directors has declared, and the Corporation has not failed to pay, a dividend in the full amount payable to the Holders pursuant to Sections 5(a) and 5(b) with respect to the Dividend Period in which such payment of a dividend or other distribution in respect of any Parity Stock or Junior

  Stock would occur. Notwithstanding anything in this Certificate of Incorporation to the contrary, the Corporation may:

      (i)
      declare and pay dividends on Parity Stock which are payable solely in shares of Parity Stock or Junior Stock;

      (ii)
      declare and pay dividends on Junior Stock which are payable solely in shares of Junior Stock;

      (iii)
      declare and pay dividends on Parity Stock or Junior Stock by increasing the liquidation value of the Parity Stock or Junior Stock, as applicable;

      (iv)
      repurchase, redeem or otherwise acquire Junior Stock in exchange for Junior Stock; or

      (v)
      repurchase, redeem or otherwise acquire Parity Stock in exchange for Parity Stock or Junior Stock.

          (f)    If the Board of Directors declares a dividend with respect to a Dividend Period, the Holders at the close of business on the applicable Record Date will be entitled to receive the dividend payment on shares of the Series A Preferred Stock on the corresponding Dividend Payment Date notwithstanding the conversion thereof subsequent to such Record Date, unless the Corporation defaults in payment of such dividend on the corresponding Dividend Payment Date, in which case such Holders shall be issued on the Dividend Payment Date, in addition to the shares of Common Stock issued on the conversion date, an additional number of shares of Common Stock per converted share of the Series A Preferred Stock equal to the automatic increase in the Conversion Ratio pursuant to Section 5(g)(ii). However, shares of the Series A Preferred Stock surrendered for conversion during the period between the close of business on any Record Date and the close of business on the Business Day immediately preceding the applicable Dividend Payment Date must be accompanied by payment of an amount in cash equal to the cash dividend amount payable on that Dividend Payment Date (or, if the dividend payable on that Dividend Payment Date is payable in Common Stock in whole or in part, an amount in cash equal to the cash dividend amount that would have been payable on that Dividend Payment Date if the Corporation had elected to pay such dividend solely in cash) on the shares of the Series A Preferred Stock surrendered for conversion. A Holder on a Record Date who (or whose transferee) tenders any shares for conversion on the corresponding Dividend Payment Date will receive any dividend payable by the Corporation on such tendered shares of the Series A Preferred Stock on that date, and the converting Holder need not include payment in the amount of such dividend upon surrender of shares of the Series A Preferred Stock for conversion.

          (g)   The difference between (x) the full amount payable per share of the Series A Preferred Stock to the Holders with respect to any Dividend Period pursuant to Sections 5(a) and 5(b) and (y) any lesser (or zero) actual dividend amount paid per share of the Series A Preferred Stock with respect to such Dividend Period, resulting from the failure of the Board of Directors to declare any dividend with respect to such Dividend Period, the declaration by the Board of Directors of a Partial Dividend with respect to such Dividend Period, or the failure of the Corporation to pay on the applicable Dividend Payment Date the dividend or Partial Dividend declared by the Board of Directors for such Dividend Period, is referred to as the "Dividend Deficiency." In the event that a Dividend Deficiency shall occur with respect to any Dividend Period:

      (i)
      The Holders will not be entitled to receive the amount of the Dividend Deficiency with respect to such Dividend Period, and the amount of the Dividend Deficiency with respect to such Dividend Period shall not accumulate and no interest or sum of money or other property or securities in lieu of interest will be payable in respect of such Dividend Deficiency.

      (ii)
      The Conversion Ratio shall automatically increase on the Dividend Payment Date on which the amount of such Dividend Deficiency would have been paid by a number of shares of Common Stock equal to 115% of the number of shares of Common Stock that the Corporation would have been required to issue as a stock dividend on each share of the Series A Preferred Stock to pay the Dividend Deficiency with respect to the applicable Dividend Period in full. Such automatic increase in the Conversion Ratio shall be deemed to fully satisfy in all respects the payment of the amount of the Dividend Deficiency with respect to the applicable Dividend Period, and, except for the voting rights described in Section 4(c), no other rights or interest will accrue to the Holders as a result of any Dividend Deficiency, whether or not the earnings or net surplus of the Corporation in any calendar or fiscal year of the Corporation were sufficient to pay any such Dividend Deficiency in whole or in part.

      (iii)
      Upon any automatic increase in the Conversion Ratio pursuant to Section 5(g)(ii), the Corporation promptly shall deliver to the Transfer Agent an Officers' Certificate describing in reasonable detail the Dividend Deficiency requiring the automatic increase in the Conversion Ratio and the method of calculation thereof in accordance with the provisions of this Certificate of Incorporation and specifying the increased Conversion Ratio in effect following such automatic increase.

      (iv)
      The Corporation shall furnish notice of any Dividend Deficiency and resulting automatic increase in the Conversion Ratio pursuant to Section 5(g)(ii) by issuing a press release for publication on the PR Newswire or an equivalent newswire service, if required by and in accordance with the federal securities laws or the rules of any stock exchange on which the Series A Preferred Stock or the Common Stock is then listed or traded, and in any case by distribution of a copy of the Officers' Certificate described in Section 5(g)(iii) to each Holder by first class mail or by publication (with subsequent prompt distribution of such notice by first class mail to each Holder), (A) at least ten days in advance of the Record Date for the relevant Dividend Payment Date, in the event that the Board of Directors does not declare a dividend with respect to any Dividend Period or declares a Partial Dividend with respect to any Dividend Period, or (B) no more than three days after the relevant Dividend Payment Date, if the Corporation fails to pay a dividend or Partial Dividend declared by the Board of Directors with respect to any Dividend Period.

          (h)   Automatic increases in the Conversion Ratio pursuant to Section 5(g)(ii) will occur each time a Dividend Deficiency occurs with respect to a Dividend Period, and such increases in the Conversion Ratio shall accumulate with respect to each outstanding share of the Series A Preferred Stock, until the earlier of (i) such time as such shares of the Series A Preferred Stock are redeemed for cash or converted into Common Stock, cash or other property as provided in this Certificate of Incorporation, or (ii) such time as distributions of the Corporation's assets with respect to such shares of the Series A Preferred Stock are made upon the liquidation, winding-up of dissolution of the Corporation as provided in this Certificate of Incorporation. Upon distribution of the Corporation's assets to the Holders with respect to the outstanding shares of the Series A Preferred Stock upon the liquidation, winding-up of dissolution of the Corporation as provided in Section 3 or upon the mandatory redemption of the outstanding shares of the Series A Preferred Stock pursuant to Section 10, the Corporation shall not pay to any Holder any amount per share of the Series A Preferred Stock in excess of the Liquidation Preference to compensate such Holder for Accumulated Automatic Conversion Ratio Increases through the date of liquidation or the Mandatory Redemption Date.

          (i)    The Corporation shall take all actions required or permitted under the General Corporation Law of the State of Delaware to permit the payment of dividends on the Series A Preferred Stock and automatic increases in the Conversion Ratio pursuant to Section 5(g)(ii).

          (j)    In the event that the Corporation consummates a transaction described in Section 1(d)(ii), and the laws of the jurisdiction in which the successor, transferee or lessee is organized would impose a withholding tax on any dividend payment hereunder, the Corporation shall:

      (i)
      furnish written notice to the Holders, by issuing a press release for publication on the PR Newswire or an equivalent newswire service, if required by and in accordance with the federal securities laws or the rules of any stock exchange on which the Series A Preferred Stock or the Common Stock is then listed or traded, and in any case by distribution of such notice to each Holder by first class mail or by publication (with subsequent prompt distribution of such notice by first class mail to each Holder) at least ten days in advance of the Record Date for the first Dividend Payment Date on which any dividend payable hereunder would be subject to such withholding tax, whether or not any dividend is paid on such Dividend Payment Date, which notice shall state that withholding taxes may be imposed with respect to dividends payable on the Series A Preferred Stock and that the Corporation will, as described in Section 5(j)(ii) below, increase the dividend amounts payable on the Series A Preferred Stock with respect to all Dividend Periods for which such withholding taxes apply;

      (ii)
      with respect to the dividend payable on each Dividend Payment Date for which any such withholding tax may be imposed, increase the dividend amount payable to the Holders such that the net dividend amount payable to the Holders on such Dividend Payment Date after giving effect to any such withholding tax shall be equivalent to the dividend that the Holders would have received on such Dividend Payment Date absent such withholding tax; and

      (iii)
      with respect to each dividend for which any such withholding tax may be imposed, deliver to the Transfer Agent promptly after the declaration of such dividend an Officers' Certificate describing in detail the dividend amount that would have been payable on the relevant Dividend Payment Date before the increase for withholding taxes pursuant to Section 5(j)(ii) and the amount by which such dividend amount was increased to produce a net dividend amount equal to the dividend amount that the Holders would have received on the relevant Dividend Payment Date absent such withholding tax.

        6.    Voluntary Conversion.

          (a)   Each Holder shall have the right, at its option, exercisable at any time and from time to time from the Issue Date, to convert, subject to the terms and provisions of this Section 6 and Section 10, any or all of such Holder's shares of the Series A Preferred Stock into such whole number of shares of Common Stock per share of the Series A Preferred Stock as is equal to the Conversion Ratio in effect on the date of conversion, plus cash in lieu of any fractional share of Common Stock as provided in Section 7.

          (b)   The conversion right of a Holder shall be exercised by the Holder by the delivery to the Corporation at any time during usual business hours at the Corporation's principal place of business or the offices of the Transfer Agent of a written notice to the Corporation in the form of Exhibit B that the Holder elects to convert the number of its shares of the Series A Preferred Stock specified in such notice. The conversion of shares of the Series A Preferred Stock not represented by physical certificates will be effected through the facilities of the Depositary as described in Section 14. If the shares of the Series A Preferred Stock that the Holder wishes to convert are represented by one or more physical certificates, the Holder shall be required to surrender such physical certificate or certificates to the Corporation or the Transfer Agent (properly endorsed or assigned for transfer, if the Corporation shall so require). The shares of Common Stock and cash in lieu of any fractional share due to such Holder surrendering physical certificates shall be delivered to the Holder and each surrendered physical certificate shall be canceled and retired. Immediately prior to the close of business on the date of receipt by the Corporation or its duly appointed Transfer Agent of notice of conversion of shares of the Series A Preferred Stock, each converting Holder shall be deemed to be the holder of record of Common Stock issuable upon conversion of such Holder's shares of the Series A Preferred Stock notwithstanding that the share register of the Corporation shall then be closed or that, if applicable, physical certificates representing such Common Stock shall not then be actually delivered to such Holder. On the date of any conversion, all rights of any Holder with respect to the shares of the Series A Preferred Stock so converted, including the rights, if any, to receive distributions of the Corporation's assets (including, but not limited to, the Liquidation Preference) or notices from the Corporation, will terminate, except only for the rights of any such Holder to (i) receive physical certificates (if applicable) for the number of whole shares of Common Stock into which such shares of the Series A Preferred Stock have been converted and cash in lieu of any fractional share as provided in Section 7, and (ii) exercise the rights to which he, she or it is entitled as a holder of Common Stock into which such shares of the Series A Preferred Stock have been converted.

        7.    No Fractional Shares Upon Conversion. No fractional shares or securities representing fractional shares of Common Stock shall be issued upon any conversion of any shares of the Series A Preferred Stock, whether voluntary or mandatory. If more than one share of the Series A Preferred Stock held by the same Holder shall be subject to conversion at one time, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate Liquidation Preference of, and any applicable Accumulated Automatic Conversion Ratio Increases with respect to, all of such shares of the Series A Preferred Stock as of the conversion date. If the conversion of any share or shares of the Series A Preferred Stock results in a fraction, an amount equal to such fraction multiplied by the last reported sale price of the Common Stock on the NNM (or such other national securities exchange or automated quotation system on which the Common Stock is then listed or authorized for quotation or, if the Common Stock is not so listed or authorized for quotation, an amount determined in good faith by the Board of Directors to be the fair value of the Common Stock) at the close of business on the Trading Day next preceding the conversion date shall be paid to such Holder in cash by the Corporation.

        8.    Adjustments to Conversion Price. Any adjustment to the Conversion Price shall result in a change in the Conversion Ratio. The Conversion Price shall be subject to adjustment as follows:

          (a)   In case the Corporation shall at any time or from time to time:

      (i)
      pay a dividend (or other distribution) payable in shares of Common Stock on any class of capital stock (which, for purposes of this Section 8 shall include, without limitation, any dividends or distributions in the form of options, warrants or other rights to acquire capital stock) of the Corporation (other than the issuance of shares of Common Stock in connection with the conversion of the Series A Preferred Stock or as dividends in respect of the Series A Preferred Stock or any Parity Stock);

      (ii)
      subdivide the outstanding shares of Common Stock into a larger number of shares;

      (iii)
      combine the outstanding shares of Common Stock into a smaller number of shares;

      (iv)
      issue any shares of its capital stock in a reclassification of the Common Stock; or

      (v)
      pay a dividend or make a distribution to all holders of shares of Common Stock (other than a dividend subject to Section 8(b)) pursuant to a stockholder rights plan, "poison pill" or similar arrangement, then, and in each such case, the Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the Holder of shares of the Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such Holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of the Series A Preferred Stock been converted into shares of Common Stock immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 8(a) shall become effective retroactively (x) in the case of any such dividend or distribution, to the day immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution or (y) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

          (b)   In case the Corporation shall at any time or from time to time issue to all holders of its Common Stock rights, options or warrants entitling the holders thereof to subscribe for or purchase shares of Common Stock (or securities convertible into or exchangeable for shares of Common Stock) at a price per share less than the Market Value for the period ending on the date of issuance (treating the price per share of any security convertible into, or exchangeable or exercisable for, Common Stock as equal to (i) the sum of the price paid to acquire such security convertible into, or exchangeable or exercisable for, Common Stock plus any additional consideration payable (without regard to any anti-dilution adjustments) upon the conversion, exchange or exercise of such security into Common Stock divided by (ii) the number of shares of Common Stock into which such convertible, exchangeable or exercisable security is initially convertible, exchangeable or exercisable), other than (A) issuances of such rights, options or warrants if the Holder would be entitled to receive such rights, options or warrants upon conversion at any time of shares of the Series A Preferred Stock into Common Stock and (B) issuances that are subject to certain triggering events (until such time as such triggering events occur), then, and in each such case, the Conversion Price then in effect shall be adjusted by dividing the Conversion Price in effect on the day immediately prior to the record date of such issuance by a fraction (x) the numerator of which shall be the sum of the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock issued or to be issued upon or as a result of the issuance of such rights, options or warrants (or the maximum number into or for which such convertible or exchangeable securities initially may convert or exchange or for which such options, warrants or other rights initially may be exercised) and (y) the denominator of which shall be the sum of the number of shares of Common Stock outstanding on such record date plus the number of shares of Common Stock which the aggregate consideration for the total number of such additional shares of Common Stock so issued (or into or for which such convertible or exchangeable securities may convert or exchange or for which such options, warrants or other rights may be exercised plus the aggregate amount of any additional consideration initially payable upon the conversion, exchange or exercise of such security) would purchase at the Market Value for the period ending on the date of conversion; provided, however, that if the Corporation distributes rights or warrants (other than those referred to above in this Section 8(b)) pro rata to the holders of Common Stock, the Conversion Price shall not be subject to adjustment on account of any declaration, distribution or exercise of such rights or warrants so long as (x) such rights or warrants have not expired or been redeemed by the Corporation, and (y) the Holder of any shares of the Series A Preferred Stock surrendered for conversion shall be entitled to receive upon such conversion, in addition to the shares of Common Stock then issuable upon such conversion (the "Conversion Shares"), a number of rights or warrants to be determined as follows: (i) if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants (the "Distribution Date"), the same number of rights or warrants to which a holder of a number of shares of Common Stock equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions applicable to the rights or warrants and (ii) if such conversion occurs after the Distribution Date, the same number of rights or warrants to which a holder of the number of shares of Common Stock into which such shares of the Series A Preferred Stock was convertible immediately prior to such Distribution Date would have been entitled on such Distribution Date had such shares of the Series A Preferred Stock been converted immediately prior to such Distribution Date in accordance with the terms and provisions applicable to the rights and warrants.

          (c)   In case the Corporation shall at any time or from time to time:

      (i)
      make a pro rata distribution to all holders of shares of its Common Stock consisting exclusively of cash (excluding any cash portion of distributions referred to in Section 8(a)(v) above, or cash distributed upon a merger or consolidation to which Section 8(i) below applies), that, when combined together with (x) all other such all-cash distributions made within the then-preceding 12 months in respect of which no adjustment has been made and (y) any cash and the fair market value of other consideration paid or payable in respect of any tender offer by the Corporation or any of its subsidiaries for shares of Common Stock concluded within the then-preceding 12 months in respect of which no adjustment pursuant to this Section 8 has been made, in the aggregate exceeds 10% of the Corporation's market capitalization (defined as the product of the Market Value for the period ending on the record date of such distribution times the number of shares of Common Stock outstanding on such record date) on the record date of such distribution;

      (ii)
      complete a tender or exchange offer by the Corporation or any of its subsidiaries for shares of Common Stock that involves an aggregate consideration that, together with (A) any cash and other consideration payable in a tender or exchange offer by the Corporation or any of its subsidiaries for shares of Common Stock expiring within the then-preceding 12 months in respect of which no adjustment pursuant to this Section 8 has been made and (B) the aggregate amount of any such all-cash distributions referred to in Section 8(c)(i) to all holders of shares of Common Stock within the then-preceding 12 months in respect of which no adjustments have been made, exceeds 10% of the Corporation's market capitalization (as defined in Section 8(c)(ii) on the expiration of such tender offer; or

      (iii)
      make a distribution to all holders of its Common Stock consisting of evidences of indebtedness, shares of its capital stock other than Common Stock or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to in Sections 8(a) or 8(b) above or this Section 8(c), then, and in each such case, the Conversion Price then in effect shall be adjusted by dividing the Conversion Price in effect immediately prior to the date of such distribution or completion of such tender or exchange offer, as the case may be, by a fraction (x) the numerator of which shall be the Market Value for the period ending on the record date for the determination of stockholders entitled to receive such distribution, or, if such adjustment is made upon the completion of a tender or exchange offer, on the payment date for such offer, and (y) the denominator of which shall be such Market Value less the then fair market value (as determined by the Board of Directors of the Corporation) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or paid in such tender or exchange offer, applicable to one share of Common Stock (but such denominator shall not be less than one); provided, however, that no adjustment shall be made with respect to any distribution of rights to purchase securities of the Corporation if the Holder would otherwise be entitled to receive such rights upon conversion at any time of shares of the Series A Preferred Stock into shares of Common Stock unless such rights are subsequently redeemed by the Corporation, in which case such redemption shall be treated for purposes of this Section 8(c) as a dividend on the Common Stock. Such adjustment shall be made whenever any such distribution is made or tender or exchange offer is completed, as the case may be, and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution.

          (d)   In the case the Corporation at any time or from time to time shall take any action affecting its Common Stock (it being understood that the issuance or sale of shares of Common Stock (or securities convertible into or exchangeable for shares of Common Stock, or any options, warrants or other rights to acquire shares of Common Stock) to any Person at a price per share less than the Conversion Price then in effect shall not be deemed such an action), other than an action described in any of Sections 8(a), 8(b), 8(c) or 8(i), then the Conversion Price shall be adjusted in such manner and at such time as the Board of Directors of the Corporation in good faith determines to be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the Transfer Agent and the Holders along with the Officers' Certificate described in Section 8(h)).

          (e)   Notwithstanding anything herein to the contrary, no adjustment under this Section 8 need be made to the Conversion Price unless such adjustment would require an increase or decrease of at least 1% of the Conversion Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% of such Conversion Price.

          (f)    The Corporation reserves the right to make such reductions in the Conversion Price in addition to those required in the foregoing provisions as it considers advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. In the event the Corporation elects to make such a reduction in the Conversion Price, the Corporation will comply with the requirements of Rule 14e-l under the Exchange Act, and any other securities laws and regulations thereunder if and to the extent that such laws and regulations are applicable in connection with the reduction of the Conversion Price.

          (g)   If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter (and before the dividend or distribution has been paid or delivered to stockholders) legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the Conversion Price then in effect shall be required by reason of the taking of such record.

          (h)   Upon any increase or decrease in the Conversion Price pursuant to this Section 8, the Corporation promptly shall deliver to the Transfer Agent and each Holder an Officers' Certificate describing in reasonable detail the event requiring the increase or decrease in the Conversion Price and the method of calculation thereof and specifying the increased or decreased Conversion Price and Conversion Ratio in effect following such adjustment, and attaching and certifying the resolution of the Board of Directors pursuant to Section 8(d) (if applicable).

          (i)    Subject to the provisions of Section 11, in the event of any reclassification of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value), or in the event of any consolidation or merger of the Corporation with or into another Person or any merger of another Person with or into the Corporation (other than a consolidation or merger in which the Corporation is the resulting or surviving Person and which does not result in any reclassification or change of outstanding Common Stock), or in the event of any sale or other disposition to another Person of all or substantially all of the assets of the Corporation (computed on a consolidated basis) (any of the foregoing, a "Transaction"), each share of the Series A Preferred Stock then outstanding shall, without the consent of any Holder, become convertible at any time, at the option of the Holder thereof, only into the kind and amount of securities (of the Corporation or another issuer), cash and other property receivable upon such Transaction by a holder of the number of shares of Common Stock into which such share of the Series A Preferred Stock could have been converted immediately prior to such Transaction, after giving effect to any adjustment event, including the exercise of the Change of Control Option contemplated in Section 11. The provisions of this Section 8(i) and any equivalent thereof in any such securities similarly shall apply to successive Transactions. The provisions of this Section 8(i) shall be the sole right of the Holders in connection with any Transaction and such Holders shall have no separate vote thereon.

          (j)    For purposes of this Section 8, the number of shares of Common Stock at any time outstanding shall not include shares held in treasury of the Corporation. The Corporation shall not pay any dividend or make any distribution on Common Stock held in treasury of the Corporation.

        9.    Mandatory Conversion.

          (a)   At any time on or after February 20, 2005, the Corporation shall have the right, at its option, to cause all, but not a portion, of the outstanding shares of the Series A Preferred Stock to be automatically converted into that number of whole shares of Common Stock for each share of the Series A Preferred Stock equal to the Conversion Ratio then in effect, with any resulting fractional shares of Common Stock to be settled in accordance with Section 7. The Corporation may exercise its right to cause a mandatory conversion pursuant to this Section 9(a) only if the closing price of a share of the Common Stock as reported on the NYSE (or such other national securities exchange or automated quotation system on which the Common Stock is then listed or authorized for quotation or, if the Common Stock is not so listed or authorized for quotation, an amount determined in good faith by the Board of Directors to be the fair value of the Common Stock) equals or exceeds 125% of the Conversion Price then in effect for at least 20 Trading Days in any consecutive 30-day trading period, including the last Trading Day of such 30-day period, ending on the Trading Day prior to the Corporation's issuance of a press release, or, if no press release is issued, mailing of a notice announcing the mandatory conversion as described in Section 9(b).

          (b)   To exercise the mandatory conversion right described in Section 9(a) or in Section 9(e), the Corporation shall issue a press release for publication on the PR Newswire or an equivalent newswire service, if required by and in accordance with the federal securities laws or the rules of any stock exchange on which the Series A Preferred Stock or the Common Stock is then listed or traded, prior to the opening of business on the first Trading Day following any date on which the conditions described in Section 9(a) or in Section 9(e), as applicable, are met, announcing such a mandatory conversion whether or not a press release is issued, the Corporation shall furnish notice of the Corporation's intention to mandatorily convert the outstanding shares of the Series A Preferred Stock by first class mail to each Holder or by publication (with subsequent prompt notice by first class mail to each Holder), not later than the 15th day prior to the date on which the mandatory conversion would occur (the "Mandatory Conversion Date"). The Mandatory Conversion Date will be a date selected by the Corporation and will be at least 15 days but no more than 30 days after the Corporation issues the press release described in this Section 9(b), or if no press release is issued, after mailing of the notice described in this Section 9(b) to the Holders.

          (c)   In addition to any information required by applicable law or regulation, the press release and notice of a mandatory conversion described in Section 9(a) shall state, as appropriate: (i) the Mandatory Conversion Date; (ii) the number of shares of Common Stock to be issued upon conversion of each share of the Series A Preferred Stock; (iii) the number of shares of the Series A Preferred Stock to be converted; and (iv) that dividends on the shares of the Series A Preferred Stock to be converted will cease to be payable on the Mandatory Conversion Date.

          (d)   On the Mandatory Conversion Date, dividends will cease to be payable on the Series A Preferred Stock, and all rights of any Holder with respect to the shares of the Series A Preferred Stock, including the rights, if any, to receive distributions of the Corporation's assets (including, but not limited to, the Liquidation Preference) or notices from the Corporation, will terminate, except only for the rights of any such Holder to (i) receive physical certificates (if applicable) for the number of whole shares of Common Stock into which such Holder's shares of the Series A Preferred Stock have been converted and cash in lieu of any fractional share as provided in Section 7, and (ii) exercise the rights to which he, she or it is entitled as a holder of Common Stock into which such Holder's shares of the Series A Preferred Stock have been mandatorily converted. Any dividend payment declared by the Board of Directors with respect to the shares of the Series A Preferred Stock called for a mandatory conversion on a date during the period between the close of business on any Record Date to the close of business on the corresponding Dividend Payment Date will be payable on such Dividend Payment Date to the Holder of such share on such Record Date if such share has been converted after such Record Date and prior to such Dividend Payment Date.

          (e)   In addition to the mandatory conversion right described in Section 9(a), if there are less than 100,000 shares of the Series A Preferred Stock outstanding, the Corporation shall have the right, at any time on or after February 20, 2006, at its option, to cause each outstanding share of the Series A Preferred Stock to be automatically converted into that number of whole shares of Common Stock equal to the lesser of (i) the Conversion Ratio then in effect and (ii) the sum of (x) the Liquidation Preference divided by the Market Value for the period ending on the second Trading Day immediately prior to the Mandatory Conversion Date and (y) any Accumulated Automatic Conversion Ratio Increases to the Mandatory Conversion Date. Any fractional shares of Common Stock resulting from such conversion shall be settled in cash in accordance with Section 7.

          (f)    The provisions of Sections 9(b) and 9(d) shall apply to any mandatory conversion pursuant to Section 9(e). In addition to any information required by applicable law or regulation, the press release and notice of a mandatory conversion described in Section 9(e) shall state, as appropriate: (i) the Mandatory Conversion Date; (ii) the number of shares of the Series A Preferred Stock to be converted; (iii) that dividends on the shares of the Series A Preferred Stock to be converted will cease to be payable on the Mandatory Conversion Date; (iv) the Conversion Ratio then in effect; and (v) that the number of shares of Common Stock to be issued upon conversion of each share of the Series A Preferred Stock shall be equal to the lesser of the Conversion Ratio then in effect and the sum of (x) the Liquidation Preference divided by the Market Value for the period ending on the second Trading Day immediately prior to the Mandatory Conversion Date and (y) any Accumulated Automatic Conversion Ratio Increases to the Mandatory Conversion Date.

        10.    Mandatory Redemption.

          (a)   On but not before February 15, 2014 (the "Mandatory Redemption Date"), the Corporation shall be required to redeem, subject to the legal availability of funds therefor, all outstanding shares of the Series A Preferred Stock at a price in cash equal to the Liquidation Preference thereof (the "Mandatory Redemption Price"). The Corporation shall take all actions required or permitted under the laws of the State of Delaware to permit such mandatory redemption.

          (b)   Upon mandatory redemption pursuant to this Section 10, the Corporation shall not pay to the Holders, and no Holder shall be entitled to, any additional amount per share of the Series A Preferred Stock in excess of the Liquidation Preference to compensate any such Holder for any Accumulated Automatic Conversion Ratio Increases through the Mandatory Redemption Date.

          (c)   Unless the Corporation defaults in the payment of the Mandatory Redemption Price, the right of the Holders pursuant to Section 6 to convert shares of the Series A Preferred Stock into Common Stock shall terminate at the close of business on the Business Day preceding the Mandatory Redemption Date, dividends on the Series A Preferred Stock will cease to be payable on and after the Mandatory Redemption Date and all other rights of the Holders will terminate on the Mandatory Redemption Date except for the right to receive the Mandatory Redemption Price, without interest.

          (d)   The Corporation will furnish written notice of the mandatory redemption by issuing a press release for publication on the PR Newswire or an equivalent newswire service, if required by and in accordance with the federal securities laws or the rules of any stock exchange on which the Series A Preferred Stock or the Common Stock is then listed or traded, and in any case by first class mail to each Holder or by publication (with subsequent prompt notice by first class mail to each Holder), at least 15 days in advance of the Mandatory Redemption Date (the "Mandatory Redemption Notice"). In addition to any information required by applicable law or regulation, the press release, if any, and Mandatory Redemption Notice shall state, as appropriate:

      (i)
      the Mandatory Redemption Date;

      (ii)
      the total number of shares of the Series A Preferred Stock to be mandatorily redeemed;

      (iii)
      that each outstanding share of the Series A Preferred Stock will be redeemed for cash in an amount equal to the Mandatory Redemption Price;

      (iv)
      that dividends on the Series A Preferred Stock to be mandatorily redeemed will cease to be payable on the Mandatory Redemption Date, unless the Corporation defaults in the payment of the Mandatory Redemption Price;

      (v)
      that the right of the Holders to voluntarily convert shares of the Series A Preferred Stock into Common Stock will terminate at the close of business on the Business Day preceding the Mandatory Redemption Date, unless the Corporation defaults in the payment of the Mandatory Redemption Price;

      (vi)
      the Conversion Ratio then in effect; and

      (vii)
      that if any shares of the Series A Preferred Stock held by any Holder are represented by one or more physical certificates, such Holder must surrender to the Corporation or the Transfer Agent, in the manner and at the place or places designated, such physical certificate or certificates representing the shares of the Series A Preferred Stock to be redeemed.

          (e)   The mandatory redemption of shares of the Series A Preferred Stock not represented by physical certificates will be effected through the facilities of the Depositary as described in

  Section 14. Each Holder of one or more physical certificates representing shares of the Series A Preferred Stock shall surrender such physical certificate or certificates to the Corporation or the Transfer Agent (properly endorsed or assigned for transfer, if the Corporation shall so require and the Mandatory Redemption Notice shall so state), in the manner and at the place or places designated in the Mandatory Redemption Notice, and the full Mandatory Redemption Price for such shares shall be payable in cash on the Mandatory Redemption Date to the Holder, and each surrendered physical certificate shall be canceled and retired.

          (f)    The Corporation shall comply with any federal and state securities laws and regulations, to the extent such laws and regulations are applicable, in connection with the mandatory redemption.

        11.    Change of Control.

          (a)   Upon the occurrence of a Change of Control (or if the Corporation has mailed or is required by Section 11(d) to have mailed a notice with respect to a transaction described in Section 1(d)(ii) that is for the purpose of changing the Corporation's domicile to a location outside of the United States (a "Foreign Domicile Change of Control")), each Holder shall, in the event that the Change of Control Ratio (as defined below) is greater than the Conversion Ratio on the Change of Control Date (or, in the case of a Foreign Domicile Change of Control, on the date that is two Trading Days before the mailing of the notice described in Section 11((d)), have a one-time option (the "Change of Control Option") to convert all of such Holder's outstanding shares of the Series A Preferred Stock into shares of Common Stock, each such share of the Series A Preferred Stock being convertible into a number of shares of Common Stock equal to the sum of (u) the Liquidation Preference divided by an adjusted Conversion Price equal to the greater of (i) the Market Value for the period ending on the Change of Control Date (or, in the case of a Foreign Domicile Change of Control, the Market Value for the period ending on the date that is two Trading Days before the mailing of the notice described in Section 11(d)) and (ii) $2.6291 and (v) the amount of any Accumulated Automatic Conversion Ratio Increases through the Change of Control Date (or, in the case of a Foreign Domicile Change of Control, the amount of any Accumulated Automatic Conversion Ratio Increases through the Holder's date of conversion pursuant to its exercise of the Change of Control Option). The "Change of Control Ratio" shall equal the sum of (w) the Liquidation Preference divided by the Market Value for the period ending on the Change of Control Date (or, in the case of a Foreign Domicile Change of Control, the Market Value for the period ending on the date that is two Trading Days before the mailing of the notice described in Section 11 (d)) and (x) the amount of any Accumulated Automatic Conversion Ratio Increases through the Change of Control Date (or, in the case of a Foreign Domicile Change of Control, through the date that is two Trading Days before the mailing of the notice described in Section 11(d)). In lieu of converting shares of the Series A Preferred Stock into Common Stock upon any Holder's valid exercise of the Change of Control Option, the Corporation may, at its option, redeem each share of the Series A Preferred Stock for cash equal to the product of (y) the Market Value for the period ending on the Change of Control Date (or, in the case of a Foreign Domicile Change of Control, for the period ending on the date that is two Trading Days before the mailing of the notice described in Section 11(d)) and (z) the number of shares of Common Stock that would have been issuable to such Holder upon conversion in accordance with the first sentence of this Section 11(a). Notwithstanding the foregoing, upon the occurrence of a Change of Control in which each holder of the Common Stock receives consideration consisting solely of common stock of the successor, acquiror or other third party (and cash paid in lieu of fractional shares) that is listed on a national securities exchange or quoted on the NNM and all of the Common Stock has been exchanged for, converted into or acquired for common stock of the successor, acquiror or other third party (and cash paid in lieu of fractional shares), and shares of the Series A Preferred Stock become convertible solely into such common stock, the Conversion Price will not be adjusted as described in this Section 11(a).

          (b)   The Change of Control Option must be exercised, if at all, during the period of not less than 30 days nor more than 60 days commencing on the third Business Day after notice of a Change in Control has been given by the Corporation in accordance with Section 11(c); provided, however, that in the case of a Foreign Domicile Change of Control, the Change of Control Option must be exercised, if at all, during the 15 consecutive day period ending on the day immediately prior to the Change of Control Date commencing upon the Corporation's delivery of a notice to the Holders in accordance with Section 11(d).

          (c)   In the event of a Change of Control (other than a Change of Control described in the last sentence of Section 11(a) or a Foreign Domicile Change of Control), notice of such Change of Control shall be given, within five Business Days of the Change of Control Date, by the Corporation by first class mail to each Holder. Each such notice shall state (i) that a Change of Control has occurred; (ii) the last day on which the Change of Control Option may be exercised (with respect to any such Change of Control, the "Expiration Date") pursuant to the terms of this Section 11; and (iii) the procedures that Holders must follow to exercise the Change of Control Option.

          (d)   In the event of a Foreign Domicile Change of Control, notice of such Foreign Domicile Change of Control shall be given at least 15 days prior to the Change of Control Date by the Corporation by first class mail to each Holder. Each such notice shall state (i) that a Foreign Domicile Change of Control is pending; (ii) the expected Change of Control Date; (iii) the last day on which the Change of Control Option may be exercised (with respect to such Foreign Domicile Change of Control, the "Expiration Date") pursuant to the terms of this Section 11; and (iv) the procedures that Holders must follow to exercise the Change of Control Option.

          (e)   On or before the Expiration Date, each Holder wishing to exercise the Change of Control Option shall furnish to the Corporation or the Transfer Agent the documentation requested in the notice described in Section 11(c) or 11(d), in the manner and at the place or places designated in such notice. The conversion or redemption of shares of the Series A Preferred Stock not represented by physical certificates will be effected through the facilities of the Depositary as described in Section 14. Each Holder of one or more physical certificates representing shares of the Series A Preferred Stock shall be required to surrender such physical certificate or certificates to the Corporation or the Transfer Agent (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state). The cash or shares of Common Stock due to such Holder, as described in Section 11(a), shall be delivered to the Holder and each surrendered physical certificate shall be canceled and retired.

          (f)    The rights of the Holders pursuant to this Section 11 are in addition to, and not in lieu of, the voluntary conversion rights of the Holders provided for in Section 6.

        12.    Consolidation, Merger and Sale of Assets.

          (a)   The Corporation, without the consent of any Holder, may consolidate with or merge into any other Person or convey, transfer or lease all or substantially all its assets to any Person or may permit any Person to consolidate with or merge into, or transfer or lease all or substantially all its properties to, the Corporation; provided, however, that:

      (i)
      subject to the provisions of Section 11, the shares of the Series A Preferred Stock will become shares of such successor, transferee or lessee, having in respect of such successor, transferee or lessee the same powers, preferences and relative participating, optional or other special rights and the qualification, limitations or restrictions thereon, that the shares of the Series A Preferred Stock had immediately prior to such transaction; and

      (ii)
      the Corporation delivers to the Transfer Agent an Officers' Certificate and an Opinion of Counsel stating that such transaction complies with this Certificate of Incorporation.

          (b)   Upon any consolidation by the Corporation with, or merger by the Corporation into, any other person or any conveyance, transfer or lease of all or substantially all the assets of the Corporation as described in Section 12(a), the successor resulting from such consolidation or into which the Corporation is merged or the transferee or lessee to which such conveyance, transfer or lease is made, will succeed to, and be substituted for, and may exercise every right and power of, the Corporation under the shares of the Series A Preferred Stock, and thereafter, except in the case of a lease, the predecessor (if still in existence) will be released from its obligations and covenants with respect to the shares of the Series A Preferred Stock.

        13.    SEC Reports. Whether or not the Corporation is required to file reports with the SEC, if any shares of the Series A Preferred Stock are outstanding, the Corporation shall file with the SEC all such reports and other information as it would be required to file with the SEC pursuant to Sections 12(a) or 14(d) under the Exchange Act. The Corporation shall supply each Holder, upon request, without cost to such Holder, copies of such reports or other information.

        14.    Certificates.

          (a)   The Series A Preferred Stock certificate shall be substantially in the form of Exhibit A, which is hereby incorporated in, and the form and terms thereof expressly made a part of, this Certificate of Incorporation. The Series A Preferred Stock certificate may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Corporation).

          (b)   The Series A Preferred Stock shall initially be issued only in the form of one or more fully registered global security certificates ("Global Security Certificates") with the global securities legend set forth in Exhibit A hereto, registered in the name of Cede & Co., the nominee of The Depository Trust Company, which will act as securities depositary (the "Depositary") for the Series A Preferred Stock. The Global Security Certificates will be deposited with the Depositary or its custodian. As long as the Depositary or its nominee is the registered owner of the Global Security Certificates, the Depositary or that nominee will be considered the sole owner and holder of the Global Security Certificates and all of the shares of the Series A Preferred Stock represented by those Global Security Certificates for all purposes under the Series A Preferred Stock. Except if the Depositary has notified the Corporation that it is unwilling or unable to continue as Depositary for the Global Security Certificates, has ceased to be qualified to act or there is a continuing default by the Corporation in respect of its obligations under the Series A Preferred Stock, the Underwriting Agreement, this Certificate of Incorporation or any other principal agreement or instrument executed in connection with the offering of the Series A Preferred Stock, owners of beneficial interests in Global Security Certificates will not be entitled to have the Global Security Certificates or shares of the Series A Preferred Stock represented by those certificates registered in their names, will not receive or be entitled to receive physical certificates representing shares of the Series A Preferred Stock in exchange and will not be considered to be owners or holders of the Global Security Certificates or any of the shares of the Series A Preferred Stock represented by the Global Security Certificates for any purpose under the Series A Preferred Stock. All payments on shares of the Series A Preferred Stock represented by the Global Security Certificates and all related transfers and deliveries of Common Stock will be made to the Depositary or its nominee as their holder.

          (c)   Except with respect to shares of Series A Preferred Stock that nay be represented by physical certificates issued by the Corporation from time to time, procedures for conversion or redemption of the shares of Series A Preferred Stock in accordance with the applicable provisions of this Certificate of Incorporation will be governed by arrangements among the Depositary, its participants and Persons that may hold beneficial interests through its participants designed to permit the settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in Global Security Certificates may be subject to various policies and procedures adopted by the Depositary from time to time.

          (d)   If the Corporation issues any physical certificate representing shares of the Series A Preferred Stock from time to time and any such Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall, at the expense of the Holder, issue, in exchange and in substitution for and upon cancellation of the mutilated Series A Preferred Stock certificate, or in lieu of and substitution for the Series A Preferred Stock certificate lost, stolen or destroyed, a new Series A Preferred Stock certificate of like tenor and representing an equivalent amount of shares of the Series A Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series A Preferred Stock certificate and indemnity, if requested, satisfactory to the Corporation and the Transfer Agent. The Corporation shall not be required to issue any physical certificates representing shares of the Series A Preferred Stock on or after any conversion date with respect to such shares of the Series A Preferred Stock. In place of the delivery of a replacement certificate following any such conversion date, the Transfer Agent, upon delivery of the evidence and indemnity described above, will deliver the shares of Common Stock pursuant to the terms of the Series A Preferred Stock evidenced by the certificate.

        15.    Other Provisions.

          (a)   With respect to any notice to a Holder required to be provided hereunder, such notice shall be mailed to the registered address of such Holder, and neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any mandatory redemption, mandatory conversion, distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation, winding-up or other action, or the vote upon any action with respect to which the Holders are entitled to vote. All notice periods referred to herein shall commence on the date of the mailing of the applicable notice. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

          (b)   The shares of the Series A Preferred Stock shall be issuable, convertible and redeemable only in whole shares.

          (c)   Any calculation of a dollar amount or number of shares of Common Stock pursuant to any provision of this Certificate of Incorporation, including, without limitation, the calculation of Accumulated Automatic Conversion Ratio Increases, any Market Value, Discounted Current Market Value, adjusted Conversion Price, Conversion Ratio, Change of Control Ratio or Dividend Deficiency, shall be calculated to the nearest ten-thousandth of a dollar or share.

          (d)   The Liquidation Preference and the annual dividend rate set forth in Section 5(a) shall be subject to adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving shares of the Series A Preferred Stock. In addition, Accumulated Automatic Conversion Ratio Increases shall be subject to adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Common Stock. Such adjustments shall be made in such manner and at such time as the Board of Directors in good faith determines to be equitable in the circumstances, any such determination to be evidenced in a resolution. Upon any such equitable adjustment, the Corporation shall promptly deliver to the Transfer Agent and each Holder an Officers' Certificate attaching and certifying the resolution of the Board of Directors, describing in reasonable detail the event requiring the adjustment and the method of calculation thereof and specifying the increased or decreased Liquidation Preference, annual dividend rate or Accumulated Automatic Conversion Ratio Increases, and the Conversion Ratio, in effect following such adjustment.

          (e)   Shares of the Series A Preferred Stock issued and reacquired shall be retired and canceled promptly after reacquisition thereof and, upon compliance with the applicable requirements of Delaware law, have the status of authorized but unissued shares of preferred stock of the Corporation undesignated as to series and may with any and all other authorized but unissued shares of preferred stock of the Corporation be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Corporation, except that any issuance or reissuance of shares of the Series A Preferred Stock must be in compliance with this Certificate of Incorporation.

          (f)    The Corporation covenants that it shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock, for the purpose of effecting conversion of shares of the Series A Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of the Series A Preferred Stock not theretofore converted. For purposes of this Section 15(f), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of the Series A Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder. The Corporation shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of the Series A Preferred Stock not theretofore converted.

          (g)   The Corporation covenants that any shares of Common Stock issued upon conversion of or in payment of any dividend on shares of the Series A Preferred Stock shall be validly issued, fully paid and non-assessable.

          (h)   Prior to the delivery of any shares of Common Stock or other securities that the Corporation shall be obligated to deliver upon conversion of shares of the Series A Preferred Stock or the delivery of any shares of Common Stock in payment of any dividend on shares of the Series A Preferred Stock, the Corporation shall comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority. Any share of Common Stock so delivered shall be freely transferable under the Securities Act.

          (i)    The Corporation shall list the shares of Common Stock required to be delivered upon conversion of shares of the Series A Preferred Stock or in payment of any dividend on shares of the Series A Preferred Stock, prior to such delivery, upon the NNM and each other national securities exchange or quotation system, if any, upon which the outstanding Common Stock is listed at the time of such delivery.

          (j)    The Corporation shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock or other securities or property upon conversion of shares of the Series A Preferred Stock pursuant to the provisions of this Certificate of Incorporation; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock or other securities or property in a name other than that of the Holder of the shares of the Series A Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

          (k)   The Holders as such are not entitled to any preemptive or preferential right to purchase or subscribe to any capital stock, obligations, warrants or other securities of the Corporation.

          (l)    Except as may otherwise be required by law, the shares of the Series A Preferred Stock shall not have any powers, designations, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Incorporation.

        Article 5.    Duration.    The Corporation is to have perpetual existence.

        Article 6.    Board of Directors.

    SECTION 1.    Number.    The business and affairs of the Corporation shall be managed under the direction of the Board of Directors which shall consist of not less than six and not more than thirteen persons, with the specific number to be determined by resolution of the Board of Directors.

    SECTION 2.    Terms.    Each director shall hold office until the next Annual Meeting of Stockholders after his election or until his successor is elected and qualified or until his earlier resignation or removal.

    SECTION 3.    Stockholder Nominations of Director Candidates.    Advance notice of stockholder nominations for the election of directors shall be given in the manner provided in the Bylaws of the Corporation.

    SECTION 4.    Newly Created Directorships and Vacancies.    Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the next Annual Meeting of Stockholders.

    SECTION 5.    Removal.    Any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all of the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

        Article 7.    Stockholder Action.    Any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by consent in writing by such stockholders. Except as otherwise required by law, special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.

        Article 8.    Bylaws Amendments.    The Board of Directors shall have power to make, alter, amend and repeal the Bylaws of the Corporation (except so far as the Bylaws of the Corporation adopted by the stockholders shall otherwise provide). Any Bylaws made by the Board of Directors under the powers conferred hereby may be altered, amended or repealed by the Board of Directors or by the stockholders.

        Article 9.    Acquisition Proposals.    In determining whether an "acquisition proposal" is in the best interests of the Corporation and its stockholders, the Board of Directors shall consider all factors it deems relevant including, without limitation:

          (a)   the consideration being offered in the acquisition proposal, not only in relation to the then current market price, but also in relation to the then current value of the Corporation in a freely negotiated transaction and in relation to the Board of Directors' estimate of the future value of the Corporation as an independent entity, and

          (b)   the social, legal and economic effects upon employees, suppliers, customers and on the communities in which the Corporation is located, as well as on the long-term business prospects of the Corporation.

        "Acquisition proposal" means any proposal of any person (i) for a tender offer, exchange offer or any other method of acquiring any equity securities of the Corporation with a view to acquiring control of the Corporation, (ii) to merge or consolidate the Corporation with another corporation, (iii) to purchase or otherwise acquire all or substantially all the properties and assets of the Corporation.

        This Section shall not be interpreted to create any rights on behalf of third persons, such as employees, suppliers or customers.

        Article 10.    Indemnification.

    SECTION 1.    Elimination of Certain Liability of Directors.    A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from the director derived an improper personal benefit.

    SECTION 2.    Indemnification and Insurance.

          (a)   Right to Indemnification.    Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or, if a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in paragraph B hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

          (b)   Right of Claimant to Bring Suit.    If a claim under paragraph A of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, stockholders or independent legal counsel) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, stockholders or independent legal counsel) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

          (c)   Non-Exclusivity of Rights.    The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

          (d)   Insurance.    The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

        SECOND: That, the Board of Directors, at a Special Meeting of the Board of Directors of the Corporation that was duly called and held, upon proper notice in accordance with the General Corporation Law of the State of approved of this Restatement.

        IN WITNESS WHEREOF, ANDREW CORPORATION has caused this certified to be signed by                        , its                        , this    day of                        , 2003.

ANDREW CORPORATION
By:
Name:
Its:

EXHIBIT A

FORM OF SERIES A PREFERRED STOCK
FACE OF SECURITY

        [Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the Company or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.](1)

        Certificate Number:

        Number of Shares of Series A Preferred Stock:

        CUSIP No.:

Series A 7.75% Convertible Preferred Stock
of
Andrew Corporation

        Andrew Corporation, a Delaware corporation (the "Company"), hereby certifies that [    ] (the "Holder") is the registered owner of fully paid and non-assessable shares of preferred stock of the Company designated as the Series A 7.75% Convertible Preferred Stock, without par value, liquidation preference $50.00 per share (the "Series A Preferred Stock"). The shares of the Series A Preferred Stock are transferable on the books and records of the Transfer Agent, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The powers, designations, preferences and relative, participating, optional and other special rights of the shares of the Series A Preferred Stock represented hereby are issued and shall in all respects be subject to the provisions of the Amended and Restated Certificate of Incorporation of the Company dated                        , 2003, as the same may be amended from time to time in accordance with its terms (the "Certificate of Incorporation"). Capitalized terms used herein but not defined shall have the respective meanings given them in the Certificate of Incorporation. The Company will provide a copy of the Certificate of Incorporation to a Holder without charge upon written request to the Company at its principal place of business.

        Reference is hereby made to select provisions of the Series A Preferred Stock set forth on the reverse hereof, and to the Certificate of Incorporation, which select provisions and the Certificate of Incorporation shall for all purposes have the same effect as if set forth in this certificate.

        Upon receipt of this certificate, the Holder is bound by the Certificate of Incorporation and is entitled to the benefits thereunder. Unless the Transfer Agent's valid countersignature appears hereon, the shares of the Series A Preferred Stock evidenced hereby shall not be entitled to any benefit under the Certificate of Incorporation or be valid or obligatory for any purpose.

(1)
Subject to removal if not a global security certificate.

        IN WITNESS WHEREOF, the Company has executed this Series A Preferred Stock certificate as of the date set forth below.

ANDREW CORPORATION
By:
Name: Title:
By:
Name: Title:
Dated:
COUNTERSIGNED AND REGISTERED
, as Transfer Agent,
By:	Authorized Signatory
Dated:

REVERSE OF SECURITY

        Dividends on each share of Series A Preferred Stock shall be payable when, as and if declared by the Board of Directors of the Company from funds legally available therefor at a rate per annum set forth in the face hereof or as provided in the Certificate of Incorporation. Dividends may be paid in cash, in shares of the Company's common stock, par value $0.01 per share ("Common Stock"), or a combination thereof.

        The shares of the Series A Preferred Stock shall be redeemable as provided in the Certificate of Incorporation. The shares of the Series A Preferred Stock shall be convertible into the Company's Common Stock in the manner and according to the terms set forth in the Certificate of Incorporation.

        The Company shall furnish to any holder upon request and without charge, a statement of the powers, designations, preferences and relative, participating, optional and other special rights of each class of the Company's stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series A Preferred Stock evidenced hereby to:

(Insert assignee's social security or tax identification number) (Insert address and zip code of assignee)

and irrevocably appoints:

agent to transfer the shares of Series A Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.

Date:

Signature:

(Sign exactly as your name appears on the other side of this Series A Preferred Stock certificate)

Signature Guarantee:(2)

(2)
Signature must be guaranteed by an "eligible guarantor institution" (i.e., a bank, stockbroker, savings and loan association or credit union) meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program ("STAMP") or such other "signature guarantee program" as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

EXHIBIT B

NOTICE OF CONVERSION

(To be executed by the registered holder in order to
convert shares of the Series A Preferred Stock)

        The undersigned hereby irrevocably elects to convert (the "Conversion") [            ] shares of Series A 7.75% Convertible Preferred Stock (the "Series A Preferred Stock"), into shares of common stock, par value $0.01 per share ("Common Stock"), of Andrew Corporation (the "Company") according to the conditions of the Amended and Restated Certificate of Incorporation establishing the terms of the Series A Preferred Stock (the "Certificate of Incorporation"), as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith payment of all applicable taxes or evidence that such taxes have been paid. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. A copy of each stock certificate representing shares of the Series A Preferred Stock to be converted is attached hereto (or evidence of loss, theft or destruction thereof)(3)

Date of Conversion:

Applicable Conversion Ratio:

Number of shares of Series A Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Signature:

Name:

Address: (4)

Fax No.:

(3)
The Company is not required to issue shares of Common Stock until the original certificates representing the shares of the Series A Preferred Stock (or evidence of loss, theft or destruction thereof and indemnity reasonably satisfactory to the Company and the Transfer Agent) to be converted are received by the Company or the Transfer Agent. The Company shall issue and deliver shares of Common Stock by hand or by delivery to an overnight courier not later than three business days following receipt of the original stock certificates representing the shares of the Series A Preferred Stock to be converted.

(4)
Address where shares of Common Stock and any other payments or certificates shall be sent by the Company.

QuickLinks

FORM OF RESTATED CERTIFICATE OF INCORPORATION OF ANDREW CORPORATION
FORM OF SERIES A PREFERRED STOCK FACE OF SECURITY
REVERSE OF SECURITY
NOTICE OF CONVERSION